Filed pursuant to Rule 424(b)(3)
File No. 333-256463

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 9, 2022, as supplemented)

ConvexityShares Daily 1.5x SPIKES Futures ETF (SPKY)

ConvexityShares 1x SPIKES Futures ETF (SPKX)

This supplement is to the prospectus (the “Prospectus”) of ConvexityShares Trust (the “Trust”) dated June 9, 2022, which relates to shares (the “Shares”) issued by the ConvexityShares Daily 1.5x SPIKES Futures ETF and the ConvexityShares 1x SPIKES Futures ETF (collectively, the “Funds”), each a series of the Trust. The Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-256463. Capitalized terms used but not defined herein shall have the meanings assigned to them by the Prospectus. This Prospectus supplement should be read in its entirety and kept together with your Prospectus for future reference.

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ConvexityShares amended the Trust’s Declaration of Trust and Trust Agreement (the “Declaration of Trust”), pursuant to the terms of the Declaration of Trust. Accordingly, the Prospectus is hereby revised as follows:

In the section “Termination Events” the first bullet point is replaced in its entirety with the following:

●	The filing of a certificate of dissolution or revocation of the Sponsor’s charter (and the expiration of 90 days after the date of notice to the Sponsor of revocation without a reinstatement of its charter) or upon the Sponsor’s voluntary withdrawal as Sponsor, unless (i) prior to the event of withdrawal, the Sponsor appoints a successor Sponsor that agrees to carry on the business of the Trust; (ii) at the time there is at least one remaining Sponsor and that remaining Sponsor carries on the business of the Trust or (iii) within 90 days of such event of withdrawal all the remaining shareholders agree in writing to continue the business of the Trust and to select, effective as of the date of such event, one or more successor Sponsors.

The date of this prospectus supplement is May 24, 2023